                  ASSET PURCHASE AGREEMENT

                       BY AND BETWEEN

                   THE CITY OF FAIRBANKS

                             AND

               PTI COMMUNICATIONS OF ALASKA, INC.

                     DATED AUGUST 20, 1996

                       TABLE OF CONTENTS

1.  AGREEMENT TO PURCHASE; PURCHASE PRICE;
    _____________________________________
      ASSUMPTION OF LIABILITIES.......................  1
      _________________________
    1.1   AGREEMENT TO PURCHASE ......................  1
          _____________________
    1.2   DEFINITION OF ASSETS .......................  1
          ____________________
    1.3   PURCHASE PRICE .............................  2
          ______________
    1.4   PAYMENT OF PURCHASE PRICE ..................  3
          _________________________
    1.5   ASSUMPTION OF LIABILITIES ..................  3
          _________________________
    1.6   CONTRACTS ..................................  4
          _________
    1.7   LIABILITIES NOT ASSUMED ....................  4
          _______________________
    1.8   EMPLOYEES ..................................  4
          _________
    1.9   PERMITS, APPROVALS .........................  4
          __________________

2.  ACQUIRED AND EXCLUDED ASSETS .....................  4
    ____________________________
    2.1   ASSETS TO BE ACQUIRED ......................  4
          _____________________
    2.2   EXCLUDED ASSETS ............................  4
          _______________

3.  TRANSFER AND ASSIGNMENT OF ASSETS ................  5
    _________________________________
    3.1   INSTRUMENTS OF CONVEYANCE AND TRANSFER .....  5
          ______________________________________
    3.2   ASSIGNMENTS OF CERTAIN CONTRACTS AND RIGHTS.  5
          ___________________________________________
    3.3   FURTHER ASSURANCES .........................  5
          __________________
    3.4   RIGHTS OF WAY, EASEMENTS, LICENSES,
          ___________________________________
          LEASES, PERMITS, AND FRANCHISES ............  6
          _______________________________
    3.5   REAL PROPERTY, CONVEYANCE ..................  6
          _________________________

4.  CLOSING ..........................................  7
    _______
    4.1   CLOSING DATE AND TIME ......................  7
          _____________________
    4.2   SELLER'S OBLIGATIONS AT CLOSING ............  7
          _______________________________
    4.3   BUYER'S OBLIGATIONS AT CLOSING .............  7
          ______________________________


5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER .....  7
    ____________________________________________
    5.1   STANDING AND POWER .........................  7
          __________________
    5.2   AUTHORITY ..................................  7
          _________
    5.3   FINANCIAL INFORMATION ......................  8
          _____________________
    5.4   ABSENCE OF CERTAIN CHANGES OR EVENTS .......  8
          ____________________________________
    5.5   TITLE TO PROPERTIES, ABSENCE OF LIENS
          _____________________________________
           AND ENCUMBRANCES .......................... 10
           ________________
    5.6   LIST OF PROPERTIES, CONTRACTS AND
          _________________________________
            OTHER DATA ............................... 10
            __________
    5.7   LITIGATION ................................. 11
          __________
    5.8   GOVERNMENT APPROVALS ....................... 12
          ____________________
    5.9   INSURANCE .................................. 12
          _________
    5.10  CONDITION OF THE ASSETS .................... 12
          _______________________
    5.11  ACCOUNTS RECEIVABLE ........................ 12
          ___________________
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
i - ASSET PURCHASE AGREEMENT

    5.12  NO DEFAULTS ................................ 12
          ___________
    5.13  COMPLIANCE WITH APPLICABLE LAW ............. 13
          ______________________________
    5.14  ABSENCE OF UNDISCLOSED LIABILITIES ......... 13
          __________________________________
    5.15  TAXES ...................................... 13
          _____
    5.16  BROKERS .................................... 13
          _______
    5.17  HAZARDOUS SUBSTANCES ....................... 14
          ____________________
    5.18  STORAGE TANKS .............................. 14
          _____________
    5.19  ACCESS LINES AND CUSTOMERS ................. 14
          __________________________
    5.20  EMPLOYEE BENEFIT PLANS ..................... 14
          ______________________


6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER ...... 15
    ___________________________________________
    6.1   ORGANIZATION AND STANDING .................. 15
          _________________________
    6.2   AUTHORITY .................................. 15
          _________


7.  COVENANTS OF THE SELLER .......................... 16
    _______________________
    7.1   ACCESS TO PROPERTIES, BOOKS AND RECORDS .... 16
          _______________________________________
    7.2   CONDUCT OF BUSINESS ........................ 16
          ___________________
    7.3   DEFEASANCE ................................. 17
          __________
    7.4   TRANSFER FEES .............................. 17
          _____________
    7.5   SCHEDULE ELECTION .......................... 18
          _________________
    7.6   LAND FOR DIVISION HEADQUARTERS ............. 18
          ______________________________
    7.7   SELLER FEES ................................ 18
          ___________


8.  COVENANTS OF THE BUYER ........................... 18
    ______________________


9.  COVENANTS OF THE BUYER AND SELLER ................ 19
    _________________________________
    9.1   REGULATORY APPROVALS ....................... 19
          ____________________
    9.2   INSPECTION AND PRESERVATION OF
          ______________________________
            RECORDS: FURTHER ASSISTANCE .............. 19
            ___________________________
    9.3   PUBLIC ANNOUNCEMENTS ....................... 20
          ____________________
    9.4   INTERVENTION IN COMMISSION HEARINGS ........ 20
          ___________________________________
    9.5   TAXES ...................................... 21
          _____
    9.6   ALLOCATION OF PURCHASE PRICE ............... 21
          ____________________________
    9.7   UTILIDOR EASEMENT .......................... 21
          _________________
    9.8   GLOBE ADMINISTRATIVE BUILDING LEASE ........ 22
          ___________________________________
    9.9   TRANSFER OF FMUS MIS OPERATIONS ............ 22
          _______________________________
    9.10  ALASKA DIVISION HEADQUARTERS ............... 22
          ____________________________
    9.11  COOPERATION ................................ 22
          ___________


10. CONDITIONS TO OBLIGATIONS OF THE SELLER .......... 22
    _______________________________________
    10.1  COMPLIANCE WITH AGREEMENT .................. 23
          _________________________
    10.2  REPRESENTATIONS, WARRANTIES AND COVENANTS .. 23
          _________________________________________
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PTI COMMUNICATIONS OF ALASKA, INC.
ii - ASSET PURCHASE AGREEMENT

    10.3  CERTIFICATE OF THE BUYER ................... 23
          ________________________
    10.4  CONSENTS AND APPROVALS ..................... 23
          ______________________
    10.5  COUNCIL AND VOTER APPROVAL ................. 23
          __________________________
    10.6  ALL PROCEEDINGS TO BE SATISFACTORY ......... 23
          __________________________________
    10.7  DEFEASANCE ................................. 23
          __________
    10.8  ADVERSE PROCEEDINGS ........................ 24
          ___________________
    10.9  CONTINGENT CLOSING ......................... 24
          __________________


11. CONDITIONS TO OBLIGATIONS OF THE BUYER ........... 24
    ______________________________________
    11.1  COMPLIANCE WITH AGREEMENT .................. 24
          _________________________
    11.2  REPRESENTATIONS, WARRANTIES AND COVENANTS .. 24
          _________________________________________
    11.3  CERTIFICATE OF THE SELLER .................. 24
          _________________________
    11.4  CONSENTS AND APPROVALS ..................... 24
          ______________________
    11.5  COUNCIL AND VOTER APPROVAL ................. 24
          __________________________
    11.6  ALL PROCEEDINGS TO BE SATISFACTORY.......... 25
          __________________________________
    11.7  OPINION OF COUNSEL ......................... 25
          __________________
    11.8  DEFEASANCE ................................. 25
          __________
    11.9  ADVERSE PROCEEDINGS ........................ 25
          ___________________
    11.10 THIRD-PARTY CONSENTS AND APPROVALS ......... 25
          __________________________________
    11.11 CONTINGENT CLOSING ......................... 25
          __________________
    11.12 NO MATERIAL ADVERSE CHANGE ................. 26
          __________________________
    11.13 UTILIDOR EASEMENT .......................... 26
          _________________
    11.14 GLOBE ADMINISTRATIVE BUILDING LEASE ........ 26
          ___________________________________
    11.15 RELOCATION OF MIS .......................... 26
          _________________


12. TERMINATION ...................................... 26
    ___________


13. AMENDMENT AND WAIVERS ............................ 27
    _____________________
    13.1 AMENDMENTS, MODIFICATIONS, ETC. ............. 27
         ______________________________
    13.2 WAIVERS ..................................... 27
         _______


14. SURVIVAL OF REPRESENTATIONS, WARRANTIES
    _______________________________________
      AND COVENANTS .................................. 27
      _____________


15. INDEMNIFICATION .................................. 27
    _______________
    15.1 INDEMNIFICATION BY THE BUYER ................ 27
         ____________________________
    15.2 INDEMNIFICATION BY THE SELLER ............... 28
         _____________________________
    15.3 PROCEDURE FOR INDEMNIFICATION WITH
         __________________________________
         RESPECT TO THIRD-PARTY CLAIMS ............... 28
         _____________________________
    15.4 MUTUAL INDEMNIFICATION ...................... 29
         ______________________
    15.5 HAZARDOUS SUBSTANCES INDEMNIFICATION ........ 29
         ____________________________________
    15.6 LIMITATION ON INDEMNIFICATION ............... 30
         ______________________________


16.  EXPENSES ........................................ 30
     ________
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
iii - ASSET PURCHASE AGREEMENT

17.  ASSIGNMENT ...................................... 30
     __________


18.  ENTIRE AGREEMENT ................................ 30
     ________________


19.  THIRD-PARTY BENEFICIARIES ....................... 30
     _________________________


20.  COUNTERPARTS .................................... 31
     ____________


21.  SECTION HEADINGS ................................ 31
     ________________


22.  APPLICABLE LAW .................................. 31
     ______________


23.  CONFIDENTIAL INFORMATION ........................ 31
     ________________________


24.  NOTICES ......................................... 32
     _______


25.  FURTHER ASSURANCES .............................. 33
     __________________



SCHEDULES:
_________

SCHEDULE 1.2     REAL PROPERTY OWNED

SCHEDULE 1.8     EMPLOYEES

SCHEDULE 1.9     PERMITS AND APPROVALS

SCHEDULE 3.1     BILL OF SALE AND ASSIGNMENT

SCHEDULE 3.4     RIGHTS OF WAY, EASEMENTS, LICENSES, LEASES
                 PERMITS AND FRANCHISES

SCHEDULE 5.2(B)  AUTHORITY

SCHEDULE 5.2(C)  AUTHORITY

SCHEDULE 5.3     FINANCIAL INFORMATION

SCHEDULE 5.4     CHANGES IN ASSETS

_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
iv - ASSET PURCHASE AGREEMENT

SCHEDULE 5.5     DEFECTS IN TITLE

SCHEDULE 5.6(a)  LISTS OF PROPERTIES, CONTRACTS AND OTHER DATA

SCHEDULE 5.6(b)  LISTS OF PROPERTIES, CONTRACTS AND OTHER DATA

SCHEDULE 5.6(c)  LISTS OF PROPERTIES, CONTRACTS AND OTHER DATA

SCHEDULE 5.6(d)  LISTS OF PROPERTIES, CONTRACTS AND OTHER DATA

SCHEDULE 5.6(e)  LISTS OF PROPERTIES, CONTRACTS AND OTHER DATA

SCHEDULE 5.6(f)  LISTS OF PROPERTIES, CONTRACTS AND OTHER DATA

SCHEDULE 5.7     LITIGATION

SCHEDULE 5.8     GOVERNMENTAL APPROVALS

SCHEDULE 5.9     INSURANCE

SCHEDULE 5.10    CONDITION OF ASSETS

SCHEDULE 5.12    DEFAULTS

SCHEDULE 5.13    APPLICABLE LAW COMPLIANCE

SCHEDULE 5.14    UNDISCLOSED LIABILITIES

SCHEDULE 5.17    HAZARDOUS SUBSTANCES

SCHEDULE 5.18    STORAGE TANKS

SCHEDULE 5.20    EMPLOYEE BENEFIT PLANS

SCHEDULE 6.2(b)  CONFLICTS, BREACHES AND VIOLATIONS CAUSED BY
                 AGREEMENT

SCHEDULE 6.2(c)  CONFLICTS, BREACHES AND VIOLATIONS CAUSED BY
                 AGREEMENT

SCHEDULE 7.3     BOND DEFEASANCE

_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
v - ASSET PURCHASE AGREEMENT

SCHEDULE 7.4     TRANSFER FEES

SCHEDULE 9.1     REGULATORY APPROVALS


The above mentioned schedules have been omitted.  The
Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
vi - ASSET PURCHASE AGREEMENT

             ASSET PURCHASE AGREEMENT
             ________________________

    THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated as of August 20, 1996, is being made and entered into by and between the City of Fairbanks, a municipal corporation located in the State of Alaska (the "Seller") and PTI Communications of
Alaska, Inc., an Alaskan corporation ("Buyer").

                    WITNESSETH:
                    __________

    WHEREAS, the Seller is the owner of telephone local exchange, cellular and deregulated marketing;
electric transmission distribution; and water, sewer and waste water operations which provide such utility services within the City of Fairbanks and the surrounding area ("FMUS"); and

    WHEREAS, the Seller desires to sell and Buyer desires to purchase, subject to the terms and conditions set forth herein, the telephone local exchange, cellular and deregulated marketing and certain common assets and operations owned by Seller; and

    WHEREAS, the Seller further desires to sell and Buyer further desires to purchase, subject to terms and conditions set forth herein, certain working capital and restricted assets of FMUS;


    NOW THEREFORE, in consideration of the
premises and the mutual covenants and agreements hereinafter set forth, the Seller and Buyer
("Parties") hereto agree as follows:

1.  AGREEMENT TO PURCHASE; PURCHASE PRICE;
    ______________________________________
      ASSUMPTION OF LIABILITIES.
      _________________________

    1.1   AGREEMENT TO PURCHASE.  Subject to
          _____________________
the terms and conditions contained herein, Seller agrees to convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and accept all of Seller's right, title and interest in and to all of the Assets, as defined herein, free and clear of all security interests, liens or encumbrances.

    1.2  DEFINITION OF ASSETS.  For purposes of
         ____________________
this Agreement, except for the Excluded Assets,
Assets shall mean properties, books, records,
subscriber lists, licenses, authorizations,
tangible or intangible, real or personal that
are currently in existence and are necessary
to conduct the local telephone exchange, cellular,
deregulated marketing and common businesses
____________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
1 - ASSET PURCHASE AGREEMENT
of the Seller, including but not limited to those assets defined on the Financial Statements of FMUS as of 12/31/95 in the following amounts:

Telephone Regulated Utility Plant and Equipment $104,709,308
Teleconnect Equipment                           $  6,341,909
Cellular Equipment                              $  3,713,126
Common Plant and Equipment                      $  3,487,481
Land as set forth in Schedule 1.2
and incorporated herein by reference

Further, all assets acquired from 12/31/95 in the normal course of business until the date of Closing will be treated as an included asset including
Working Capital and Restricted Assets, defined in the FMUS Financial Statements as: (i) Revenue Fund
Cash and Cash Investments, (ii) Accounts Receivable less Allowance for Doubtful Accounts, (iii) Other
Receivables, (iv) Unbilled Receivables, (v) Estimated
Access Revenues Receivable, (vi) Prepaid Expenses and
Deposits and (vii) Notes Receivable (Current Portion),
(viii) Compensatory Balance, (ix) Construction Fund
Investments, (x) Revenue Bond Fund Investments,
(xi) Customer Deposits and Interests, (xii) Notes
Receivable and (xiii) Investment in Sales Type Leases and the inventory of materials and supplies that are necessary to conduct the telephone local exchange, cellular deregulated marketing, and common functions of FMUS.

    1.3  PURCHASE PRICE.  The cash purchase price
         ______________
for the Assets to be transferred hereunder shall be One Hundred Twelve Million Dollars ($112,000,000) and shall be subject to the following adjustments
("Purchase Price"). The Purchase Price shall be adjusted downward on a dollar for dollar basis to the extent that the total combined balances of the accounts identified in the Financial
Statements as Revenue Fund Cash and Cash
Investment, Compensatory Balance, Construction Fund
Investment and Revenue Bond Fund Investments at
Closing is less on the date of Closing than $19,348,989. Purchase Price shall be adjusted upward on a dollar for dollar basis to the extent that the total combined balances of the accounts identified in the Financial Statements as Revenue
Fund Cash and Cash Investment, Compensatory Balance,
Construction Fund Investment and Revenue Bond
Fund Investments at Closing is greater on the date of Closing than $19,348,989. In the event that Seller is unable to sell to Buyer Block 13 or Block 66 described in Section 7.6, the Purchase
Price shall be further adjusted downward on a dollar for dollar basis in the amount of $800,000 for Block 13 or $400,000 for Block 66
respectively. As further consideration, Buyer will waive any claim or rights to all associated funding in excess of the accumulated benefit obligation that will exist upon termination and vesting for those current and former FMUS employees participating in the initial PERS
Pension Plan, as of the most recent measurement date.

    Furthermore, Buyer shall also pay to Seller at
Closing One Million Five Hundred Thousand Dollars
($1,500,000) which amount represents pre-payment of all
current and future taxes, fees, assessments or other
governmenal charges required by or imposed by the City of
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
2 - ASSET PURCHASE AGREEMENT

Fairbanks, including any entities or departments which it controls or which collects for the City, which pre-payment represents a period commencing
January 1, the year following Closing and ten (10) years thereafter.

    1.4   PAYMENT OF PURCHASE PRICE.  The Purchase
          _________________________
Price shall be payable as follows:

          (a) At the Closing, the Purchase Price,
less a credit of the Earnest Money and interest earned described in (b) below, shall be paid by Buyer to the Seller by wire transfer of immediately available funds to such bank account or accounts as may be designated in writing by the Seller.

          (b) Buyer has paid to the Seller an
amount equal to Seven Hundred Thirty Thousand Four
Hundred Thirty-five Dollars ($730,435.00) (the
"Earnest Money") which, in combination with a
payment by Golden Valley Electric Association
(GVEA) and Fairbanks Sewer and Water (FSW)  was
required by Seller's Resolution No. 3639 as
Amended.  The Earnest Money shall be held by
the Seller and invested in a manner mutually
acceptable to the Buyer and Seller.  If this
Agreement is terminated without a Closing
due to either the breach of this Agreement
by the Seller, the failure to obtain any
condition to the obligations of Buyer, then
the Earnest Money and the interest earned
thereon shall be returned to Buyer.   If this
Agreement is terminated due to the breach of this Agreement by the Buyer, then the Earnest
Money and the interest earned thereon shall be retained by Seller. If this Agreement is not terminated and the Closing occurs, then the Earnest Money and the interest earned shall be credited against the Purchase
Price at the Closing.

    1.5   ASSUMPTION OF LIABILITIES.  At the
          _________________________
Closing, and as additional consideration for the
purchase of the Assets, the Buyer shall assume,
subject to the terms and conditions herein, any and
all liabilities and obligations related to or arising
from the ownership and use of the Assets during
the normal course of business consistent with
past practices and as defined in the FMUS Financial
Statements as: (i) Current Portion of Capital Lease
Obligations; (ii) Accounts Payable; (iii) Estimated
Access Revenues Payable; (iv) Revenues Billed in
Advance; (v) Customer Deposits and Interest; and
(vi) Accrued Self Insurance Reserves, but only for
claims incurred prior to Closing and paid by the
City within twelve (12) months after the Closing
and only to the extent of the amount that said
paid claims have actually been reserved
on Seller's books as of 12/31/95.  Notwithstanding
this Section 1.5, Buyer will assume all long term
capital lease obligations of FMUS and only the
accrued payroll, leave and taxes associated with
accrued payroll in effect at Closing for those
Employees identified in Schedule 1.8.  The Buyer
shall be responsible for that litigation to the
extent it arises from a cause or condition first
arising after Buyer takes ownership of the Assets.
The Buyer shall execute and deliver to the Seller
assumption and lease agreements as described
herein, pursuant to which the Buyer shall agree
to pay, perform and discharge when due after
the Closing Date the liabilities and obligations
("Liabilities") of the Seller listed herein.
___________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
3 - ASSET PURCHASE AGREEMENT

    1.6  CONTRACTS.  Buyer will acquire, subject
         _________
to the terms thereof, only those contracts related to the Assets as set forth in Schedule 5.6 and all rights, privileges, benefits, obligations and interests under the contracts, agreements, consents or licenses with respect to intangible or personal property or interest therein, and all records, including plant, accounting, customer service and those records which identify and describe the physical property being sold hereby. Buyer will further acquire all rights, privileges, benefits, obligations and interest under all contracts, agreements, consents or licenses with respect to the intangible or personal property or interest therein, and all records, including plant, accounting, central office, customer service and those records which identify and describe the physical property being sold hereby.

    1.7   LIABILITIES NOT ASSUMED.  Notwithstanding
          _______________________
anything in this Agreement, Buyer shall not assume any, and the Seller shall retain and be responsible for, all liabilities and obligations not expressly assumed by Buyer pursuant to the terms and conditions herein, including but not limited to all outstanding revenue bonds, all liabilities under any deferred compensation plans or programs interfund amounts due and owing between FMUS and Seller, any litigation either now existing or hereafter instituted, except that litigation set forth in Section 1.5, accrued payroll and leave for FMUS Employees not identified in Schedule 1.8, all environmental matters arising out of or related to Seller's use or operation of the Assets prior to Closing, except as provided in Section 15.5.

    1.8   EMPLOYEES.  At Closing, the Buyer shall employ
          _________
only those employees of Seller who:

          (a)   as of the Date of this Agreement are
                regular, full-time employees of Seller,
                assigned to the Departments set forth in
                Schedule 1.8; and

          (b) are continuously employed in any Department set forth in Schedule 1.8 in regular full-time status from the Date of this Agreement until the Closing Date ("Employees").

    1.9   PERMITS, APPROVALS.  Buyer will acquire from Seller
          __________________
those permits, approvals and the like set forth in Schedule
1.9, to the extent transferable pursuant to the terms thereof.


2.  ACQUIRED AND EXCLUDED ASSETS.
    ____________________________

    2.1   ASSETS TO BE ACQUIRED.  At the Closing (as
          _____________________
defined in Section 4.1 hereof), the Seller shall sell, assign, convey, transfer and deliver, or cause to be sold, assigned, conveyed, transferred and delivered, to Buyer and its permitted successors and assigns, the Assets as set forth herein, except the Excluded Assets.

    2.2  EXCLUDED ASSETS.  All assets under any
         _______________
deferred compensation plans or programs, Utilidor
loan receivable, the FMUS power plant and
adjacent warehouse, Globe Street
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
4 - ASSET PURCHASE AGREEMENT

Administration Building and associated land located at 645 5th Avenue, Fairbanks, AK and all hardware and software ssociated with the IBM
AS400 computer system shall be retained by Seller, any assets which relate to electric transmission and distribution business and are conveyed to Golden
Valley Electric Association, and any assets which relate to water and waste water utilities that are conveyed to Fairbanks Sewer and Water ("Excluded
Assets") and Seller or its assigns shall have full responsibility and obligation with respect to the Excluded Assets.

3.  TRANSFER AND ASSIGNMENT OF ASSETS.
    _________________________________

    3.1  INSTRUMENTS OF CONVEYANCE AND TRANSFER. The
         ______________________________________
sale, assignment, conveyance, transfer and delivery of the Assets shall be effected by the Seller's execution and delivery to the Buyer, on the Closing Date, of a bill of sale in substantially the form of the Bill of Sale and Assignment attached hereto as Schedule 3.1, together with such other General Warranty Deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance in form and substance sufficient to vest in the Buyer all of the Seller's right, title and interest in and to the Assets and as shall reasonably be required by the Buyer or its counsel.
In addition to the extent permitted by law, Buyer shall be entitled to the benefit of adverse possession, prescriptive use or the like by Seller, if any, and tacking to establish such rights.

    3.2   ASSIGNMENT OF CERTAIN CONTRACTS AND RIGHTS.
          __________________________________________
The Seller and Buyer shall use their reasonable best efforts prior to and, if necessary, after the Closing
Date to obtain such consents or approvals as may be required for the assignment or transfer of the contracts, agreements, leases, commitments and rights to be transferred to the Buyer under Sections 1.6 and 1.9; provided, however, that the Seller shall not be required to institute any litigation, or to pay or agree to pay any amount, in order to obtain any such consent or approval. If any such consent or approval is not obtained, the Seller and the Buyer agree to cooperate in any reasonable arrangements (which may include, in the case of leased property, a sublease or license thereof or operating agreement with respect thereto) designed to provide for the Buyer all of the benefits
(and to assure that the Seller will be
effectively relieved from related liabilities) under such contract, agreement, lease, commitment or right. Nothing in this Agreement shall be construed as an attempt or agreement to assign (a) any contract, agreement, lease, commitment or right which is nonassignable without the consent of the other Party or Parties thereto unless such consent shall have been given, or (b) any contract or claim as to which all the remedies for the enforcement thereof would not pass to the Buyer as an incident of the assignments provided for by this Agreement.

    3.3   FURTHER ASSURANCES.  Subject to the terms
          __________________
hereof, the Seller agrees that, at any time and
from time to time on and after the Closing Date,
it will, upon the request of the Buyer and
without further consideration, take any and all
commercially reasonable steps necessary to place
the Buyer in possession and operating control
of the Assets as provided for herein, and will
do, execute, acknowledge and deliver, or will
cause to be done, executed, acknowledged and
delivered, all such further acts, deeds,
assignments, conveyances, transfers, powers of
___________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
5 - ASSET PURCHASE AGREEMENT
attorney or assurances as may be reasonably required in order fully to sell, assign, convey, transfer, grant, assure and confirm to the Buyer, or to aid and assist in the collection of or reducing to possession by the Buyer of, all of the Assets, or to vest in the Buyer good, valid and marketable title, subject to the encumbrances permitted by this Agreement, to the Assets. Subject to the terms hereof, the Buyer agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of the Seller and without further consideration, take any and all commercially reasonable steps necessary to assume the liabilities and obligations of the Seller with respect to the use of the Assets as provided herein, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as may be reasonably required in order fully to assume such liabilities and obligations.

    3.4   RIGHTS OF WAY, EASEMENTS, LICENSES, LEASES,
          ___________________________________________
            PERMITS, AND FRANCHISES.
            _______________________

Seller's obligations under this Section 3.4 are subject to the limitations set forth in Sections 14 and 15.6.
Except as set forth in Schedule 3.4, without limiting any of the other Assets to be transferred hereunder, Seller, in consideration of payment of the Purchase
Price and without further consideration, will obtain for and deliver to the Buyer all Seller's rights under the easements, rights of way, permits, leases, licenses, and franchises (collectively, the "Rights of Way") reasonably necessary to the operation of the Assets as of the Closing Date. Seller warrants that the Rights of Way are owned by Seller free and clear of any monetary liens or encumbrances or other title exceptions which would interfere with the operations of the Assets by Buyer. Seller, upon the request of Buyer and without further consideration, will take any and all steps necessary to obtain for and deliver to Buyer the Rights of Way conveyed, or substitutes therefor reasonably adequate and acceptable to Buyer, all at Seller's expense. If any claim is made challenging Buyer's entitlement to any Rights of Way materially necessary to the conduct of business of the Assets, Seller shall at its expense, immediately make available an alternative Right of Way reasonably adequate and acceptable to Buyer and relocate any Assets to the new Rights of Way. If Seller is unwilling or unable to provide an adequate and alternative Right of Way within 90 days of written request from Buyer, Buyer may take any and all steps necessary to acquire an adequate and appropriate alternative Right of Way or to secure the transferred Right of Way and relocate
Assets to the new Rights of Way and Seller shall pay or reimburse Buyer for all costs thereof, including any costs incurred in condemnation or any other litigation, including reasonable attorneys fees and costs, immediately upon demand from the Buyer. If such amounts are not paid or reimbursed to Buyer within 60 days of the demand, the unpaid amounts will bear interest at the rate of seven percent (7%) per annum until paid. Seller shall be responsible for its obligations under this Section, and Buyer may offset any amounts due under this Section against any amounts payable to Seller for any reason or may sue to collect the same.

    3.5  REAL PROPERTY, CONVEYANCE.  Seller will procure,
         _________________________
at its cost, within sixty (60) days prior to Closing, an owner's policy of title insurance in the amount of $5,000,000. Seller will deliver said policy within fifteen
(15) days after the Closing Date.  The title insurance shall
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
6 - ASSET PURCHASE AGREEMENT
insure against loss or damage arising out of those items covered by a standard owner's policy as to the real property set forth on Schedule 1.2, which policy shall contain no non-standard reservations, exceptions or conditions.

4.  CLOSING.
    _______

    4.1  CLOSING DATE AND TIME.  The Closing of the
         _____________________
transaction provided for herein (the "Closing"), shall take place at 10:00 a.m. Fairbanks, Alaska time on the date 15 business days following the date on which the last of the conditions contained in Sections 10 and 11 hereof has been satisfied or waived, other than such conditions that by their terms are to be satisfied on the Closing Date, at the offices of the Seller, Office of the Mayor, City Hall, Fairbanks, Alaska, or at such other date, time and place as the Parties hereto may mutually agree, but in no event later than 30 days following the date on which the last of the conditions contained in Sections 10 and 11 hereof has been satisfied or waived, other than such conditions that by their terms are to be satisfied on the Closing Date. At the Closing, the Buyer and the Seller shall deliver, or cause to be delivered, to the other Party, such certificates, receipts or other documents or instruments, in addition to those specifically provided for herein, as may reasonably be requested by such other Party.
The date on which the Closing occurs is referred to herein as the "Closing Date."

    4.2   SELLER'S OBLIGATIONS AT CLOSING.  At the
          _______________________________
Closing, Seller shall deliver the following documents duly executed and acknowledged as appropriate: (a) Bills of Sale, General Warranty Deeds, Assignments and other good and sufficient instruments of transfer to transfer the Assets; (b) Seller's Closing Certificate; (c) all documents required as conditions to Closing set forth in Section 11.

    4.3   BUYER'S OBLIGATIONS AT CLOSING.  At the
          ______________________________
Closing, Buyer shall deliver to Seller the following items and documents duly executed and acknowledged as appropriate: (a) the Purchase Price; (b) Buyer's
Closing Certificate; (c) all documents required as conditions to Closing set forth in Section 10;
(d) all instruments of assignment and assumption.

5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.  The
    ____________________________________________
Seller hereby represents and warrants to the Buyer as follows:

    5.1  STANDING AND POWER.  The Seller has full power and
         __________________
authority to own the Assets and is authorized to conduct and operate the Assets and business related to the Assets.

    5.2  AUTHORITY.
         _________

         (a)   The Seller is not a Party to any agreement,
arrangement or commitment which would render the Seller unable to comply with its obligations hereunder.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
7 - ASSET PURCHASE AGREEMENT

         (b) Except for the approval of the sale of the Assets by the voters of the Seller, the execution and delivery of this Agreement and the consummation of the transactions contemplated have been duly authorized by all requisite action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable in accordance with its terms. Except as disclosed in Schedule 5.2(b) hereto, neither the execution nor the delivery of this Agreement, nor the consummation of the transaction contemplated, nor the compliance with or fulfillment of their terms and provisions, will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Fairbanks Municipal Code or other governance documents of the Seller, or (ii) result in a material breach or default under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which the Seller is a Party or by which the Seller or any of the Assets is otherwise bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of the Assets, which conflict, breach, default or violation, in any such case, would have a material adverse effect on the Assets or the condition (financial or other), business or operations of Seller, in each case taken as a whole, or on the consummation of the transactions contemplated hereby, or would result in any material liability of the Buyer, and which will not be cured, waived or terminated prior to the Closing Date.

         (c) Except as set forth in Schedule 5.2(c) no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority is required to be obtained by the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

    5.3 FINANCIAL INFORMATION.  Attached hereto as
        _____________________
Schedule 5.3 are complete and correct copies of the 1995
Financial Statements of FMUS as of 12/31/95 and the related statements of revenues and expenses, changes in fund equity, cash flows, balance sheet and accompanying notes to the financial statements for the twelve-month period then ended. The 1995 Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods specified therein and fairly present the financial condition and changes in financial position of FMUS as of the dates specified therein and the results of its operations for the periods specified therein.

    5.4  ABSENCE OF CERTAIN CHANGES OR EVENTS.
         ____________________________________
Except as otherwise set forth in Schedule 5.4 hereto or expressly consented to in writing by the Buyer pursuant to this Agreement or otherwise, since 12/31/95:

         (a)  The Assets have not sustained any damage,
destruction or loss, whether by reason of fire, explosion,
earthquake, casualty, requisition or taking of property by
any government or agency thereof, windstorm, embargo, riot,
strike, act of God or public enemy, flood, accident,
revocation of license or right to do business, total or
partial termination, suspension, default or modification of
any contract, governmental restriction or regulation or
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
8 - ASSET PURCHASE AGREEMENT
other calamity or other similar event adversely affecting the Assets or the condition (financial or other), business or operations of the Assets.

         (b) There have been no changes in the Assets or the condition (financial or other), business, operations, obligations or liabilities (fixed or contingent) of the Assets or any losses of personnel key to the business or operations of the Assets that, in the aggregate, have had or may be reasonably expected to have (whether prior to or after the Closing Date), a material adverse effect on the Assets or the condition (financial or other), business or operations of Seller.

         (c) Seller has not incurred in respect of the Assets additional debt for borrowed money (including, without limitation, obligations under leases for real or personal property whether or not required to be capitalized under GAAP), nor incurred or increased in respect of the Assets any obligation or liability (fixed, contingent or other, including, without limitation, liabilities as a guarantor or otherwise with respect to obligations of others), nor has the Seller forgiven or released in respect of the Assets any debt or claim, given any waiver of any right of value or voluntarily suffered any extraordinary loss.

         (d) Seller has not made in respect of the Assets any payment to discharge or satisfy any material lien or encumbrance or paid any material obligation or liability (fixed or contingent) other than (i) current liabilities (including the current portion of any long-term liabilities) included in the Financial Statements; and (ii) current liabilities incurred or maturing since the date of the Financial Statements in the ordinary course of business.

         (e) Seller has not declared or made any cash interfund transfer, equity distribution or other transfer or distribution of cash or property from FMUS to the Seller such that such cash or property would no longer be considered part of the Assets, except for a payment in lieu of taxes for the 12-month period ending 12/31/96 which amount shall not exceed $3,577,000.

         (f) Seller has not mortgaged, pledged, otherwise encumbered or subjected to lien any of the Assets nor committed itself to do any of the foregoing.

         (g) Seller has not, except in the ordinary course of business in each case for fair consideration, disposed of, or agreed to dispose of, any of the Assets nor leased or licensed to others, or agreed so to lease or license, any of the Assets.

         (h)  Seller has not entered into any transaction
or contract, or an amendment thereto, in respect of the
Assets or made any commitment to do the same, except (i)
in the ordinary course of business and not requiring the
payment in any case of an amount in excess of $25,000 in
any one year or an amount in excess of $50,000 over the
life of the transaction or contract, or (ii) with respect
to any Excluded Assets.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
9 - ASSET PURCHASE AGREEMENT

         (i) Seller has not made any material increases in the compensation of the Employees other than as may be required pursuant to Seller's current collective bargaining agreements related to the Assets or materially changed any personnel policies or employee benefits applicable to such Employees, other than in the ordinary course of business and consistent with past practices, or increased the number of Employees beyond that number as set forth in Schedule 1.8.

         (j) Seller has not changed any of the accounting methods, policies or practices of Seller other than after so notifying the Buyer of the change.

         (k)   Seller has not acquired any additional
Assets which would be material to the condition (financial or other), business or operations of Seller, in each case taken as a whole, except for Assets acquired in the ordinary course of business and consistent with past practices.

         (l) Seller has not agreed or committed to do any of the foregoing.

    5.5  TITLE TO PROPERTIES, ABSENCE OF LIENS AND
         _________________________________________
           ENCUMBRANCES.
           ____________
Except as set forth in Section 3.4 and in Schedule 5.5 hereto, the Seller has, and shall transfer and convey to the Buyer, good, valid and marketable title, subject to the encumbrances permitted by this Agreement, to the Assets, in each case free and clear of all liens, charges, security interests and other encumbrances of any nature whatsoever. Except as set forth in Section 3.4 and in
Schedule 5.5 hereto, all leaseholds, leasehold interests, contract rights, licenses, permits and other intangible
Assets are owned directly by the Seller and are (and when transferred and conveyed to the Buyer will be) valid, subsisting and in full force and effect in accordance with their terms. The leases of real property and all amendments thereto described in Schedule 5.5 hereto constitute the entire agreements between the Parties thereto, and said leases have not been further amended or modified.

    5.6  LIST OF PROPERTIES, CONTRACTS AND OTHER DATA.
         ____________________________________________
Schedule 5.6 hereto contains a list setting forth with respect to the Seller, as of 12/31/95, the following:

         (a) All land and improvements thereon owned by the Seller which are included in the Assets;

         (b) All leases of real or personal property to which the Seller is a Party, either as lessee or lessor, which are included in the Assets; provided, however, that
Schedule 5.6, hereto does not list any lease of personal property under which the total remaining lease payments are less than $25,000;

          (c)  (i) All patents, trademarks, trade names,
copyrights and servicemarks, and all registrations therefor
unexpired as of 12/31/95, all applications pending therefor
on said date and all other proprietary rights included in
the Assets, and (ii) all licenses granted by or to the
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
10 - ASSET PURCHASE AGREEMENT

Seller and all other agreements to which the Seller is a Party which relate, in whole or in part, to any items of the categories mentioned in (c)(i) above or to other proprietary rights included in the Assets;

         (d)  All contracts, understandings and commitments
(including, without limitation, mortgages, indentures, loan agreements, employment agreements, collective bargaining agreements and other employment, related contracts and agreements) to which the Seller is a Party relating to the Assets, or to which the Seller or any of the Assets are subject and which are not specifically referred to in (b) or (c) above; provided, however that Schedule 5.6 hereto does not list any contracts, understandings or commitments under purchase orders with customers, sales contracts, supply contracts with suppliers and other such commitments incurred in the ordinary course of business and consistent with past practices, other than any such contract, understanding or commitment which (i) is a contract or group of related contracts under which the total remaining payments exceed $25,000 in aggregate amount, (ii) is a sales contract of an open-ended or blanket nature, or (iii) cannot be performed in the normal course within 180 days after the Closing Date or canceled within such period by the Seller, or its assignee, without breach, penalty or liability;

         (e) All approvals, authorizations, consents, licenses, permits, franchises, orders and other registrations of any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality, held by the Seller and required to permit the Seller to conduct the Assets as presently conducted; and

         (f) Except as disclosed in Schedule 5.6 hereto, there has been no claim that any lease, license, patent or other proprietary right, agreement or contract referred to in such Schedule 5.6, or any lease, license, patent or other proprietary right, agreement or contract coming into existence after 12/31/95 which, if in existence on 12/31/95, would have been required to be disclosed on such Schedule 5.6, is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such lease, license, patent or other proprietary right, agreement or contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default or event of default, and there is no such existing default, event of default or event on the part of the Seller, or, to the knowledge of the Seller, any other person.

    5.7  LITIGATION.  Except as listed and described
         __________
in Schedule 5.7 hereto, there are no actions, suits,
proceedings, claims, investigations or examinations
pending or threatened which arise from the use of the
Assets or the conduct of the business of the Assets,
including without limitation actions, suits, proceedings,
claims, investigations or examinations pertaining to
employment matters or labor agreements, or which question
the validity or seek to prevent the consummation of
this Agreement or the transactions contemplated hereby,
whether at law or in equity, before or by any federal,
state or local court or other governmental department,
commission, board, bureau, agency or instrumentality,
which, individually or in the aggregate,
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
11 - ASSET PURCHASE AGREEMENT
if adversely determined, would result in any material adverse effect on the condition (financial or other), business or operations of Seller, or would prevent the consummation of this Agreement or the transactions contemplated hereby. Pursuant to the terms hereof, Buyer will not assume any litigation.

    5.8  GOVERNMENT APPROVALS.  Except as set forth in
         ____________________
Schedule 5.8 hereto, the Seller has all approvals, authorizations, consents, licenses, permits, franchises, orders and other registrations of any federal, state or local court or other governmental department commission, board, bureau, agency or instrumentality, required to permit the Seller to conduct the Assets as presently conducted, except where the failure to have such approvals, authorizations, consents, licenses, permits, franchises, orders and other registrations, individually or in the aggregate, does not have material adverse effect on the Assets or the condition
(financial or other), business or operations of Seller.

    5.9  INSURANCE.  Schedule 5.9 hereto contains a list
         _________
of all policies and binders of insurance and self-insurance arrangements covering any of the Assets and Liabilities.
No policy listed has been canceled and each policy listed will continue in effect until the Closing Date. On the Closing Date, each such policy listed will be canceled as to FMUS and the Seller will notify the insurance carriers issuing such policies of the cancellations. The Seller agrees to retain all liabilities and obligations to the extent they are covered under all policies and binders of insurance and/or self insurance set forth in Schedule 5.9 which are incurred prior to the Closing Date, including but not limited to those claims or losses incurred prior to the Closing Date but not reported until after the Closing Date.

    5.10  CONDITION OF THE ASSETS.  Except as set forth
          _______________________
in Schedule 5.10 hereto, all necessary Assets, and all personal and real property, fixtures and equipment leased under leases included in the Assets, are (a) in good operating-condition or otherwise suitable for their intended purpose, and (b) adequate for the use of the Assets as currently being used.

    5.11  ACCOUNTS RECEIVABLE.  The accounts receivable
          ___________________
related to the Assets shown on the 1995 Financial
Statements arose from bona fide transactions in the ordinary course of business and consistent with past practices. The values at which accounts receivable are carried on the 1995 Financial Statements reflect the accounts receivable valuation policy of the Seller, which is consistent with past practices and in accordance with GAAP applied on a consistent basis.

    5.12  NO DEFAULTS.  Except as set forth on Schedule
          ___________
5.12, hereto, the Seller is not in violation of or in default with respect to any contract, agreement, lease, mortgage or other instrument, or any covenant or restriction affecting any of the real property included in the Assets, or any order, write or decree of any federal, state or local court or other governmental department, commission, board, bureau, agency or instrumentality, which violation or default would have a material adverse effect on the
financial condition of the Assets, or on the ability
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
12 - ASSET PURCHASE AGREEMENT
of the Seller to perform its obligations hereunder, and there has not occurred any event which, with notice or lapse of time or both, would constitute such a violation or default.

    5.13  COMPLIANCE WITH APPLICABLE LAW.  Except as set
          ______________________________
forth on Schedule 5.13 hereto, the conduct of the Assets and the operation and maintenance of the real property included in the Assets does not violate or infringe upon any, and is in compliance with all, federal, state or local statutes, laws, regulations, rules or ordinances.

    5.14  ABSENCE OF UNDISCLOSED LIABILITIES.  Except to
          __________________________________
the extent disclosed, reflected or reserved against in the 1995 Financial Statements or on Schedule 5.14 hereof,
Seller had as of 12/31/95 no liabilities or obligations of any nature related to the Assets, whether accrued, absolute, contingent or other (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others) and whether due or to become due, including, without limitation, any liabilities for Taxes (as defined in Section 5.15 hereof), for any period prior to such date or arising out of any transaction entered into or any set of facts existing prior to such date, other than those liabilities or obligations that either individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Assets or the condition (financial or other), business or operations of Seller, in each case taken as a whole. Except for those liabilities or obligations that are fully disclosed, reflected or reserved against in the 1995 Financial Statements or on
Schedule 5.14 hereto, to the knowledge of the Seller, there is no reasonable basis for a determination by any court, agency, authority, arbitration panel or other tribunal that the Seller is liable with respect to any liabilities or obligations that would reasonably be expected to be adverse to the Assets or the condition
(financial or other), business or operations of the Assets.

    5.15   TAXES.  All taxes, assessments, fees, imposts,
           _____
levies and other charges, including, without limitation, interest and penalties, upon the Seller in respect of the Assets, whether on property, payroll, sales, assets, revenues, income, net income, net worth, accumulated earnings, items of tax preference or any other base, imposed by any taxing authority, federal, state, local or foreign ("Taxes"), that have become due and payable have been paid, other than those not yet delinquent. The
Seller has duly filed with the appropriate government agencies all returns and reports with respect to Taxes required to be filed by them. No waiver of any statute of limitations relating to Taxes has been executed or given by the Seller. The charges, accruals and reserves shown in the 1995 Financial Statements are adequate to cover all liabilities for Taxes as of 12/31/95, except to the extent disclosed in notes to such financial statements. The Seller has made available to the Buyer correct and complete copies of all documents and materials relating to any pending federal, state or local tax dispute concerning the Assets or in any way affecting the Assets.

    5.16   BROKERS.  Neither the Seller nor any officer,
           _______
official (elected or appointed), director or employee of
either, has employed any finder, broker, investment banker
or similar agent or other intermediary on behalf of the
Seller or the Buyer, or incurred on behalf of the
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
13 - ASSET PURCHASE AGREEMENT

Seller or the Buyer any liability for any brokerage, finders' or investment banking fees or commissions in connection with the negotiation or consummation of the transactions contemplated hereby which would result in a payment obligation by the Buyer or which would be paid directly or indirectly by FMUS.

    5.17   HAZARDOUS SUBSTANCES.  Except as set forth on
           ____________________
Schedule 5.17 hereto, the Seller has complied with respect to the Assets in all respects with all Environmental Laws (as hereinafter defined) in connection with the generation, handling, manufacturing, processing, treatment, storage, use, transfer, release or disposal of hazardous substances, hazardous wastes, hazardous waste constituents and reaction byproducts, hazardous materials, pesticides, oil and other petroleum products, and toxic substances, including asbestos and PCB, as those terms are defined pursuant to Environmental Laws (collectively
"Hazardous Substances").  Except as set forth in
Schedule 5.17, the Assets do not contain any Hazardous
Substances the presence of which could have a material adverse effect on the condition (financial or other), business or operations of Buyer. For purposes of this
Section 5.17, "Environmental Laws" shall be all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidance, orders and consent decrees relating to environmental matters, including without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Act, the Clean
Water Act, the Clean Air Act and state and federal environmental cleanup programs.

    5.18  STORAGE TANKS.  Except as set forth on
          _____________
Schedule 5.18 hereto, the Assets do not contain any storage or treatment tanks, active or abandoned water, gas or oil wells, or any abandoned above ground or underground improvements or structures included in the Assets.

    5.19  ACCESS LINES AND CUSTOMERS.  Seller  represents
          __________________________
and warrants that all customers are billed in amounts in accordance with applicable tariffs, ordinances or based upon the terms of any service contract.

    5.20  EMPLOYEE BENEFIT PLANS.
          ______________________

          (a)  A list of all FMUS Employee Benefit
Plans (as hereinafter defined in Section 5.20(c) hereof) is set forth on Schedule 5.20 hereto.

          (b)  The FMUS Employee Benefit Plans other
than any plans maintained pursuant to a collective
bargaining agreement and any trust agreements, group
annuity contracts, insurance policies or other agreements
related to such FMUS Employee Benefit Plans are in
substantial compliance with the applicable provisions,
if any, of the Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), the Internal Revenue
Code of 1986, as amended (the "Code"), and other applicable
laws.  All contributions due and payable on or before the
Closing Date in respect of the FMUS Employee Benefit Plans
have been made or will be made before the Closing Date.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
14 - ASSET PURCHASE AGREEMENT

          (c)  For the purposes hereof, the term "FMUS
Employee Benefit Plan" means any "employee benefit plan"
(as that term is defined in Section 3(3) of ERISA), as well as any other written or formal plan or contract involving direct or indirect compensation, under which FMUS has any present or future obligations or liability on behalf of its employees or former employees or their dependents or beneficiaries.


6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer
    ___________________________________________
hereby represents and warrants to the Seller with respect to the purchase of the Assets as follows:

    6.1   ORGANIZATION AND STANDING.  The Buyer is a
          _________________________
corporation duly organized and validly existing under the laws of its state of incorporation. The Buyer has full corporate power and corporate authority to acquire, own, lease and operate the respective portion of the Assets to be conveyed to it, to enter into this Agreement and to perform all of its obligations hereunder.

    6.2   AUTHORITY.
          _________

          (a) Except for the approval of the purchase of the Assets by the voters of Seller, the Buyer is not a Party to any agreement, arrangement or commitment which would render the Buyer unable to comply with its obligations hereunder.

          (b) The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Buyer. This
Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor the compliance with or fulfillment of the terms and provisions hereof or thereof, will (i) conflict with or result in a breach or violation of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Buyer, or
(ii) result in a material breach or default under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which the Buyer is a Party or by which the Buyer or any of its assets or properties are otherwise bound or affected, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its assets or properties, which conflict, breach, default or violation, in any such case, would have a material adverse effect on the condition (financial or other) of the Buyer or the consummation of the transactions contemplated hereby, or would result in any material liability of the Seller, and which will not be cured, waived or terminated prior to the Closing Date.

          (c)  Except as set forth in Schedule 6.2(c)
hereto, no consent, approval or authorization of, or
filing or registration with, any governmental or
regulatory authority is required to be obtained by the
Buyer in connection with the execution and delivery
of this Agreement or the consummation of the transactions
contemplated hereby or thereby.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
15 - ASSET PURCHASE AGREEMENT

7.  COVENANTS OF THE SELLER.
    _______________________

    7.1   ACCESS TO PROPERTIES, BOOKS AND RECORDS.  Prior
          _______________________________________
to the Closing Date and subject to appropriate confidentiality arrangements, the Seller shall, at Buyer's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of the Buyer, reasonable access, after prior telephonic notice to Seller, during normal business hours to all employees, properties, books and records relating to Seller, and shall permit such persons, at the Buyer's expense and risk, to make copies of such books and records. In particular, the Seller shall afford the Buyer and its authorized representatives reasonable access to the real and personal property included in the Assets for the purpose of conducting investigations and examinations thereof, except where contrary to law or contract, and for preparation of surveys, making appraisals and ascertaining the condition thereof and shall deliver to the Buyer monthly financial statements of Seller, promptly after they become available. The Seller shall cooperate with the Buyer and issue any consents and authorizations reasonably requested by the Buyer in connection with the Buyer's examination of governmental records pertaining to the real and personal property included in the Assets. No investigation by the Buyer or any of its representatives pursuant to this Section 7.1 shall affect any representation, warranty or Closing condition of any Party hereto.

    7.2   CONDUCT OF BUSINESS.
          ___________________

          (a)   Except as otherwise permitted by this
Agreement or with the prior written consent of the
Buyer, prior to the Closing Date, the Seller shall
not: (i) incur in respect of the Assets additional
debt for borrowed money (including, without
limitation, obligations under leases for real or
personal property whether or not required to be
capitalized under Generally Accepted Accounting
Principles), nor incur or increase in respect of
the Assets any obligation or liability (fixed,
contingent or other, including, without limitation,
liabilities as a guarantor or otherwise with respect
to obligations of others), nor forgive or release in
respect of the Assets any debt or claim, give any
waiver of any right of value or voluntarily suffer any
extraordinary loss; (ii) make in respect of the Assets
any payment to discharge or satisfy any lien or
encumbrance or pay any material obligation or
liability (fixed or contingent); (iii) declare or
make any interfund transfer, equity distribution or
other transfer or distribution, directly or
indirectly, of cash or property to the Seller such
that such cash or property would no longer be
considered part of the Assets, except for (y)
a 1996 PILOT payment in an amount no greater than
$3,577,000 million or a 1997 pilot payment of
$3,577,000 multiplied by a fraction equal to
number of days from January 1, 1997 to the
date of Closing, divided by 365; or (z) any
intra governmental charges incurred in the ordinary
course of business and consistent with past practices
and as set forth in the Council approved 1996 FMUS
Operating and Expense Budget (Budget); (iv)
mortgage, pledge, otherwise encumber or subject to
lien any of the Assets or commit to do any of the
foregoing; (v) dispose of, or agree to dispose of,
any of the Assets or lease or license to others,
or agree so to lease or license, any of the Assets
or make any commitment to do the same; (vi) make any
increases in the compensation of the Employees, hire
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
16 - ASSET PURCHASE AGREEMENT
any regular full-time Employees or change any personnel policies or employee benefits applicable to such employees, or enter into any agreement to modify a collective bargaining agreement; (vii) use any accounting methods, policies or practices not in conformity with GAAP; (viii) acquire any additional
Assets which would be material to the condition
(financial or other), business or operations of Seller, in each case taken as a whole, except for Assets acquired in the ordinary course of business and consistent with past practices or as set forth in the Budget; (ix) delay payment of any Accounts Payable; (x) physically relocate or remove any functions, Assets or Employees to any other location, except for the relocation of the MIS department from the Globe Administrative Building;
(xi) materially change any rates or pricing for any service related to the Assets; or (xii) agree or commit to do any of the foregoing.

          (b)   Except as otherwise permitted by this
Agreement or with the prior written consent of the Buyer, prior to the Closing Date, the Seller shall: (i) operate the Assets as presently operated and only in the ordinary course of business and consistent with past practices:
(ii) not cancel or change any existing policy of insurance
(including self-insurance) or fidelity bond relating to the Assets, or any policy or bond providing substantially the same coverage, unless replaced by a policy or bond providing substantially the same coverage or such cancellation or change is effective only on the Closing
Date, and not change in any respect the Seller's and Seller's currently existing policies and practices with respect to the maintenance of self-insurance reserves allocable to Seller; (iii) advise the Buyer in writing of any adverse change or any event, occurrence or circumstance which are likely to cause an adverse change in the Assets or the condition (financial or other), business or operations of Seller; (iv) use all commercially reasonable best efforts to maintain all of the Assets in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all commercially reasonable steps necessary to maintain the Assets; (v) maintain all inventories, spare parts, office supplies and other expendable items included in the Assets and (vi) perform the actions specified in the Budget; and (vii) preserve all records related to the Assets and customers associated with said Assets.

    7.3   DEFEASANCE.  On the Closing Date, the
          __________
Seller shall take all actions necessary to retire or defease duly and validly, all revenue bonds of the Seller outstanding as of the Closing Date and relating to the Assets, including without limitation the revenue bonds listed on Schedule 7.3 hereto, using for such purpose the proceeds of the Purchase Price received from the Buyer pursuant to this Agreement.

    7.4   TRANSFER FEES.  Except for payment of the
          _____________
Purchase Price, and as specifically set forth in
Schedule 7.4 hereto, the Seller shall not charge the
Buyer for the transfer, assumption or use by the Buyer
of any Seller Assets or Seller permits, leases,
rights-of-way, licenses, franchises or other such
authorizations.  Buyer will pay for the transfer
assumption or use fees associated with all third-party
permits, leases, rights-of-way, licenses, franchises or
other such authorizations.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
17 - ASSET PURCHASE AGREEMENT

    7.5   SCHEDULE ELECTION.  The Seller shall
          _________________
schedule the election for the necessary voter approval required in sections 10.5 and 11.5 no later than 10/31/96.

    7.6   LAND FOR DIVISION HEADQUARTERS.  On or before
          ______________________________
December 31, 1996 Seller shall assist Buyer to locate mutually satisfactory real property in downtown Fairbanks, owned by Seller, for the purpose of establishing a Buyer's Alaska Division Headquarters. Seller and Buyer agree that either Block 13 or Block 66 is mutually satisfactory if Seller is able to transfer and convey to Buyer good, valid and marketable title to said property free and clear of all liens, charges, security interests, and other encumbrances of any nature whatsoever and if said property is not in violation of Environmental
Laws. Seller recognizes that consideration for said real property is included in the Purchase Price. In the event that said property is located and mutually agreed to, Seller shall sell, transfer and convey to Buyer with the delivery of a General Warranty Deed at Closing the above referenced property. In the event that said property is not mutually agreed to, the Purchase Price shall be adjusted as provided in Section 1.3.

    7.7   SELLER FEES.  The Seller may never charge Buyer
          ___________
a franchise, user or other equivalent fee. The Seller shall not for a period of five (5) years charge or require Buyer to pay a construction or relocation fee for the Assets. After five (5) years, Seller shall only charge, if at all, Buyer a reasonable permit fee for construction or relocation based on Seller's direct costs.

8.  COVENANTS OF THE BUYER.  Buyer covenants as follows:
    ______________________

          (a) for a period of at least three (3) years after the Closing Date, it shall not seek from the Alaska
Public Utilities Commission to earn a return for rate making purposes with respect to the portion of the aggregated purchase price paid hereunder which exceeds the net book value of the Assets in the hands of the Seller immediately prior to the Closing Date.

          (b)  it will not increase the local service
telephone rates in effect at the time of the Closing for a period of three (3) years after the Closing Date, except as may be required to reflect changes in regulation, legislation, or judicial order.

          (c)  it has entered into, or will prior to
the Closing Date, bargain in good faith to enter into a collective bargaining agreement covering the Employees with each current certified bargaining agent for and representative of Seller's employees which shall represent the Employees after the Closing Date.

          (d)  it shall provide telephone service no
less than that required by the Alaska Administrative
Code, as the same exists or may after the date hereof
be amended and as required by the Federal Communications
Commission ("FCC").  No later than eighteen (18) months
following the Closing, Buyer will deploy integrated
digital services network (ISDN) or its equivalent to
the City of Fairbanks.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
18 - ASSET PURCHASE AGREEMENT

          (e)  it shall establish a statewide
telecommunications Advisory Board for the purpose of assisting in the development of new technologies and recommending ways to improve service.

9.  COVENANTS OF THE BUYER AND SELLER.
    _________________________________

    9.1   REGULATORY APPROVALS.  The Seller and
          ____________________
the Buyer, and their respective Representatives (as hereinafter defined), shall cooperate and use all reasonable best efforts, in good faith, to make all registrations, filings and applications and to give all notices and obtain all governmental and regulatory consents, approvals, orders, qualifications and waivers necessary or desirable for the consummation of the transactions contemplated hereby including, without limitation, those consents, approvals, orders, qualifications and waivers set forth in Schedule 9.1 hereto as soon as practicable following execution of this Agreement. Buyer and Seller agree to each use diligent efforts to consummate the transactions contemplated hereby within ninety days (or as soon thereafter as possible) after receipt of the voter approval has been obtained. For purposes of this
Section 9.1, with respect to the Seller, the term
"Representatives" means the City Attorney of the Seller, the Seller's special counsel, and such other counsel as shall be appointed by the Seller, which shall represent the Seller in obtaining all approvals required by this Section 9.1. For purposes of this
Section 9.1, with respect to the Buyer, the term
"Representatives" means the attorneys of the Buyer, and such other counsel as shall be appointed by the Buyer, which shall represent the Buyer in obtaining all approvals required by this Section 9.1. The
Seller and the Buyer, and their respective
Representatives, each shall use its reasonable efforts in good faith to obtain such consents, approvals, orders, qualifications and waivers (including reaching separate agreements or entering stipulations with intervenors or agency staffs) as may be necessary or desirable to permit the Closing and the consummation of the transactions contemplated hereunder or as may be required by the public utility or other laws or regulations of the United States of America, the State of Alaska, the APUC or others, in each case to the extent applicable; provided, however, that if any such governmental or regulatory consent, approval, order, qualification or waiver be denied or be granted, contingent on modification of any material provision of this Agreement, then either Party may terminate this Agreement after completion of any mutually agreed upon appeals concerning any such consents, approvals, orders, qualifications or waivers pursuant to this Agreement. If any provision of this Agreement which is a material impact upon a Party is declared invalid by a court or agency, either
Party may terminate the affected Agreement by giving notice to the other Party within thirty
(30) days of such declaration. The Buyer and its Representatives need only participate in seeking to obtain approvals which relate directly to the Assets the Buyer is acquiring and shall do nothing to interfere with or adverse to the approval of GVEA and FWS's obtaining of said approvals.

    9.2   INSPECTION AND PRESERVATION OF RECORDS:
          _______________________________________
            FURTHER ASSISTANCE.
            __________________

On and after the Closing Date, the Buyer will permit
the Seller and its agents, attorneys, accountants and
other representatives, at all reasonable times during
regular business hours, to inspect and copy, at the
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
19 - ASSET PURCHASE AGREEMENT

Seller's expense, the books, files, records and
accounts of Seller held by Buyer, if any, relating
to periods prior to the Closing Date, for any
reasonable purpose or purposes including, without
limitation, the preparation, review or audit of any
financial statements or tax returns, providing
appropriate verification of documents, or preparing
for, conducting or defending any legal proceeding
against any Party other than the Buyer or any of
its affiliates.  The Buyer shall maintain and
preserve all of such books, files, records and
accounts of Seller held by Buyer, if any;
provided, however, that the Buyer may dispose of
any such books, files, records and accounts at
any time and from time to time if it first
shall have afforded the Seller the opportunity,
upon thirty (30) days' prior notice and at the
Seller's expense, to take possession thereof.
On and after the Closing Date, the Seller will
permit the Buyer and its agents, attorneys,
accountants and other representatives, at all
reasonable times during regular business hours,
to inspect and copy, at the Buyer's expense, the
books, files, records and accounts of the Seller
not included in the Assets insofar as they
relate to any of the Assets, for any reasonable
purpose or purposes including, without limitation,
the preparation, review or audit of any financial
statements or tax returns, providing appropriate
verification of documents, or preparing for,
conducting or defending any legal proceeding
against any Party other than the Seller.  The
Seller shall maintain and preserve all such
books, files, records and accounts;
provided, however that the Seller may dispose
_________________
of any such books, files, records and accounts at any time and from time to time if it first shall have afforded the Buyer the opportunity, upon thirty (30) days' prior notice and at the Buyer's expense, to take possession thereof.
The Buyer and the Seller agree to render such assistance to the Seller and the Buyer, respectively, including permitting such other
Party to have access to its employees, as may be reasonably requested in connection with obtaining information for the purposes set forth in the four preceding sentences. The Buyer and the Seller will treat all information obtained pursuant to this Section as confidential except to the extent disclosure thereof is necessary for attainment of the purpose or purposes for which such information was obtained or as required by law. In addition, the Seller and the Buyer agrees to provide each other with such further assistance and cooperation as may be reasonably requested by the other Party for any proper purpose, including, by way of illustration. assisting such other Party in preparing for, conducting or defending any legal or regulatory proceeding against any Party other than the Parties hereto and their affiliates and in connection therewith providing such documentary or physical evidence and expert or other testimony as may be reasonably requested; provided, however, that in each such case, the requesting
Party shall pay or reimburse the other Party for, any out-of-pocket costs or expenses incurred by such other Party in providing such assistance.

    9.3   PUBLIC ANNOUNCEMENTS.  The Seller and the
          ____________________
Buyer agree that they will provide each other with a copy of each written public announcement or press release (other than public advertisements) relating to the execution of this Agreement or any transactions contemplated hereby.

    9.4   INTERVENTION IN COMMISSION HEARINGS.
          ___________________________________
The Buyer and the Seller agree that, notwithstanding
anything in this Agreement to the contrary,
no  part  of  this  Agreement  (other
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
20 - ASSET PURCHASE AGREEMENT
than Section 9.1 hereof) shall be construed to limit at any time before or after the Closing the Seller's and the Buyer's rights to intervene in any hearing, proceeding or docket before the APUC or any other regulatory body.

    9.5   TAXES.  Subject to Section 1.3,
          _____
the Buyer agrees and acknowledges that, following the Closing, the Buyer shall be subject to real and personal property tax assessments under state and local tax laws with respect to the Assets on the same basis as any other private enterprise.

    9.6   ALLOCATION OF PURCHASE PRICE.  The Seller
          ____________________________
and the Buyer shall cooperate and use all reasonable efforts, in good faith, to reach agreement as to the appropriate allocation of the aggregate purchase price among the various Assets, to the extent and in the manner required by law, and shall report the transactions contemplated by the Agreement to any relevant taxing authority in conformity with such allocation.

    9.7   UTILIDOR EASEMENT.   The Seller and
          _________________
Buyer shall negotiate in good faith to enter into a
non-exclusive easement for Buyer's use of
the Seller's utilidor ("Utilidor Easement").
The Utilidor Easement shall be for a period
of fifty (50) years (renewable for a second
50 year period).  The Seller shall contract
with all holders of a utilidor easement to
provide that neither the Seller nor any other
utilidor easement holders may assign any
rights, obligations or commitments thereunder,
without the prior written consent of all
holders of a utilidor easement, which consent
shall not be unreasonably withheld.  The
Buyer, as well as Fairbanks Sewer and
Water, Inc. and Golden Valley Electric
Association, shall pay to the Seller an amount
of Twenty Thousand Dollars ($20,000) per
year for their utilidor easement.  The
Seller agrees that any other additional
holders of a utilidor easement, except
Usibelli, will be required to pay their
proportional share of the $60,000 annual
charge thereby reducing the Buyer's, Fairbanks
Sewer and Water, Inc. and Golden Valley Electric
Association's proportionately.  The reduction
shall apply with respect to Cooke Cablevision upon
the earliest contractual date of termination, after
Closing, pursuant to the current agreement between
the Seller and Cooke Cablevision.  During the term
of the Utilidor Easement, Seller shall own the
utilidor, unless transfer of such is approved by
all holders of utilidor easements.  Buyer, together
with all other utilidor easement holders, at their
expense, shall provide routine maintenance of the
utilidor in accordance with the terms and
provisions of the Utilidor Easement.  Seller
shall not be responsible for the heating of the
utilidor.  The holders of utilidor easements are
not obligated to heat the utilidor.  Seller shall
either repair, at Seller's cost, any catastrophic
damage, destruction or loss to the utilidor (but
not to the property of the holders of a utilidor
easement) due to causes set forth in Section 5.4
(a) hereof (except where such damages were caused
solely by a failure to heat the utilidor) or
provide alternative right of way, at no cost, to
the holders of a utilidor easement (except where
such damages were caused solely by a failure to
heat the utilidor), which shall be the holders'
of a utilidor easement sole remedy.  If Seller
elects to make an alternative easement available
to Buyer, Seller shall not bear any cost of
relocation of Buyer's property from the utilidor
and shall bear no further liability.  Seller may
acquire insurance against such losses, if
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
21 - ASSET PURCHASE AGREEMENT
available at a reasonable cost (not exceeding
$5,000 per year total cost, subject to inflation pursuant to the Consumer Price Index from the date of Closing) and all holders of a utilidor easement shall reimburse Seller, said costs to be split equally among them. Seller's liability under this paragraph shall be limited to the amount of any insurance recovery, only if Seller obtains and maintains insurance throughout term of the Utilidor Easement.

    9.8   GLOBE ADMINISTRATIVE BUILDING LEASE.
          ___________________________________
The Seller and Buyer shall agree to a lease arrangement with customary terms and conditions whereby Seller would lease free of charge to Buyer that portion of the Globe Administrative
Building located at 645 5th Avenue, Fairbanks,
AK which houses the main telephone switch, associated equipment and entrance facilities.
Said lease will be for a period of twenty (20) years from the Closing. Buyer will further lease the remaining Globe Administrative Building space for a period of thirty-six (36) months from the Closing. During the term of said lease, Buyer shall pay Seller for Buyer's proportional amount of Seller's reasonable and customary (in accordance with Seller's past practices) operation and maintenance expenses for the Globe
Administrative Building.

    9.9   TRANSFER OF FMUS MIS OPERATIONS.
          _______________________________
Seller agrees that it shall completely transfer all FMUS Management Information Systems ("MIS") operations from the Globe Administrative Building as soon as practicable, but in no event later than 60 days after Closing, provided that said
MIS employees, after Closing, shall have access and work within the Globe Administrative Building
Monday through Friday, 8:00 a.m. - 5:00 p.m.
excluding holidays. Furthermore, the Buyer shall have no liability for damage to property or personal injury arising out of or related to the MIS employees' actions or ommissions ("MIS Claims") and Seller shall indemnify, defend and hold harmless Buyer, its parents, directors, officers, employees and agents for and against any and all claims, suits, damages, costs, fees and expenses arising out of or related to said MIS Claims.

    9.10  ALASKA DIVISION HEADQUARTERS.  After
          ____________________________
Closing, Buyer agrees to establish its Alaska
Division Headquarters in downtown Fairbanks, Alaska.

    9.11  COOPERATION.  The Seller and Buyer shall
          ___________
use all reasonable best efforts, commencing upon the execution and delivery of this Agreement, to take, or cause to be taken in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable to expeditiously and practicably to consummate and make effective the transactions contemplated by this Agreement.

    10.   CONDITIONS TO OBLIGATIONS OF THE SELLER. The
          _______________________________________
obligations of the Seller to sell the Assets hereunder
are subject to the fulfillment or waiver by the Seller,
on or before the Closing Date, of each of the following
conditions:
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
22 - ASSET PURCHASE AGREEMENT

    10.1  COMPLIANCE WITH AGREEMENT.  The Buyer shall
          _________________________
have performed in all material respects all obligations which it is required to perform on or before the Closing
Date under this Agreement.

    10.2  REPRESENTATIONS, WARRANTIES AND COVENANTS.
          _________________________________________
There shall have been no material breach by Buyer of its covenants to be performed prior to the Closing and the representations and warranties made by the Buyer herein shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except that any such representations and warranties that are given as of a particular date prior to the date hereof and relate solely to a particular date or period prior to the date hereof shall be true as of such date or period.

    10.3  CERTIFICATE OF THE BUYER.  On the Closing Date,
          ________________________
the Buyer shall have delivered to the Seller a certificate, duly executed by an executive officer of the Buyer, as to the fulfillment of the conditions set forth in Sections 10.1 and 10.2 hereof.

    10.4  CONSENTS AND APPROVALS.  All authorizations,
          ______________________
consents, approvals, filings and registrations of or with domestic and foreign governmental or regulatory authorities required to be obtained or made by the Buyer or the Seller prior to the consummation of the transactions contemplated hereby, including, without limitation, those authorizations, consents, approvals, filings and registrations specifically referred to in Schedule 5.2 (c) hereto and Section 9.1 hereof, shall have been obtained, approved or permitted to go into effect, and shall be in effect on terms that are not materially adverse to the Seller, and the waiting period under the HSR Act, if applicable, shall have expired or been terminated.

    10.5  COUNCIL AND VOTER APPROVAL.  The Seller
          __________________________
shall have obtained the authority to sell the Assets pursuant to an ordinance or initiative proposition approved by the Fairbanks City Council and the majority of the qualified voters of the Seller voting on the question not later than October 31, 1996.

    10.6  ALL PROCEEDINGS TO BE SATISFACTORY.  All
          __________________________________
corporate and association proceedings to be taken by the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller and its counsel, and the Seller and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

    10.7  DEFEASANCE.  The Seller shall not have been legally
          __________
prevented from duly and validly redeeming or defeasing on the Closing Date, in accordance with the terms thereof and the relevant municipal ordinances, all revenue bonds of the Seller outstanding as of the Closing Date and relating to the Assets and outstanding on the Closing Date, using for such purpose, if necessary, the proceeds of the Purchase Price received from the Buyer pursuant to this Agreement.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
23 - ASSET PURCHASE AGREEMENT

    10.8  ADVERSE PROCEEDINGS.  No preliminary or
          ___________________
permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect (the Seller agrees to use its reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted, by any state or federal Government or Governmental agency in the United States which prohibits the consummation of the transactions contemplated by this Agreement.

    10.9  CONTINGENT CLOSING.  The Closing hereunder
          __________________
is contingent upon Seller Closing its Asset Purchase
Agreement with Golden Valley Electric Association and
Stock Purchase Agreement with Fairbanks Sewer and
Water, Inc.

11. CONDITIONS TO OBLIGATIONS OF THE BUYER.
    ______________________________________
The obligations of the Buyer to purchase the Assets hereunder are subject to the fulfillment or waiver by the Buyer, on or before the Closing Date, of each of the following conditions and any other conditions as provided for herein.

    11.1  COMPLIANCE WITH AGREEMENT.  The Seller
          _________________________
shall have performed in all material respects all obligations which it is required to perform on or before the Closing Date under this Agreement.

    11.2  REPRESENTATIONS, WARRANTIES AND COVENANTS.
          _________________________________________
There shall have been no material breach by Seller of its covenants to be performed prior to the Closing and the representations and warranties made by the Seller herein shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, except that any such representations and warranties that are given as of a particular date prior to the date hereof and relate solely to a particular date or period prior to the date hereof shall be true as of such date or period.

    11.3  CERTIFICATE OF THE SELLER.  On the Closing
          _________________________
Date, the Seller shall have delivered to the Buyer a certificate, duly executed by the Mayor or another authorized representative of the Seller as to the fulfillment of the conditions set forth in Sections
11.1 and 11.2 hereof.

    11.4  CONSENTS AND APPROVALS.  All authorizations,
          ______________________
consents, approvals, filings and registrations of or with domestic governmental or regulatory authorities required to be obtained or made by the Buyer or the Seller prior to the consummation of the transactions contemplated hereby, including, without limitation, those authorizations, consents, approvals, filings and registrations specifically referred to in Schedule 6.2(c) hereto and Section 9.1 hereof, shall have been obtained, approved or permitted to go into effect on terms that are not materially adverse to the Buyer and shall be in effect.

    11.5  COUNCIL AND VOTER APPROVAL.  The
          __________________________
Seller shall have obtained the authority to sell
the Assets pursuant to an ordinance or
initiative proposition approved by the Fairbanks City
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
24 - ASSET PURCHASE AGREEMENT

Council and the majority of the qualified voters of the Seller voting on the question no later than October 31, 1996.

    11.6  ALL PROCEEDINGS TO BE SATISFACTORY.
          __________________________________
All City proceedings to be taken by the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and its counsel shall have received all such certified or other copies of such documents as it or they may reasonably request.

    11.7  OPINION OF COUNSEL.  The Buyer shall have
          __________________
received the written opinion of special bond counsel for the Seller, dated and delivered as of the Closing
Date opining that Section 11.8 has been satisfied and that assets free and clear of liens created by or related to bonds. In rendering such opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, as to matters of fact, upon certificates of government officials and of any officials (elected or appointed) of the Seller.

    11.8  DEFEASANCE.  On the Closing Date, the
          __________
Seller shall have duly and validly retired or defeased all revenue bonds of the Seller outstanding as of the Closing Date and relating to the Assets, including without limitation the revenue bonds listed on Schedule
7.3 and outstanding on the Closing Date, using for such purpose the proceeds of the Purchase Price received from the Buyer pursuant to this Agreement.

    11.9  ADVERSE PROCEEDINGS.  No preliminary or
          ___________________
permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect
(the Buyer agrees to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted, by any state or federal Government or Governmental agency in the United States which prohibits the consummation of the transactions contemplated by this Agreement.

    11.10 THIRD-PARTY CONSENTS AND APPROVALS.  There
          __________________________________
shall have been obtained all consents and approvals of third Parties required to permit the Buyer to acquire at the Closing all of the Seller's right, title and interest in and to the Assets (without termination or acceleration) which are, in the Buyer's reasonable judgment, material, individually or in the aggregate, to the Assets or to the conduct of the business of the Buyer, and such consents shall be in effect.

    11.11 CONTINGENT CLOSING.  Simultaneous with
          __________________
the Closing hereunder, Seller shall close on its
Asset Purchase Agreement with Golden Valley Electric
Association and Stock Purchase Agreement with Fairbanks
Sewer and Water, Inc.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
25 - ASSET PURCHASE AGREEMENT

    11.12 NO MATERIAL ADVERSE CHANGE.  There
          __________________________
shall have been no material adverse changes to the Assets as a whole or the financial position or results of operation of the business of the Assets. Seller shall not have suffered any material loss or damage to the Assets that would materially impair or affect the Buyer's ability to conduct the business after the Closing Date.

    11.13 UTILIDOR EASEMENT.  The Seller and the
          _________________
Buyer shall have mutually agreed to a utilidor easement as described in Section 9.7 herein.

    11.14 GLOBE ADMINISTRATIVE BUILDING LEASE.
          ___________________________________
The Seller and Buyer shall have mutually agreed to the leases described in Section 9.8 herein.

    11.15 RELOCATION OF MIS.  The Seller shall have
          _________________
complied in all respects with Section 9.9 herein.

12. TERMINATION.  This Agreement may be terminated
    ___________
before the Closing Date:

            (a)  by mutual written consent of the
Buyer and the Seller; or

            (b)  if Fairbanks City Council and voter
approval described in Sections 10.5 and 11.5 hereof is not obtained on or before October 31, 1996; or

            (c)  by Buyer or the Seller, if Closing
has not occurred one (1) year from the voter approval described in sections 10.5 and 11.5; or

            (d)  by the Buyer, if any of the
authorizations, consents, approvals, filings or registrations required herein shall have been denied, not permitted to go into effect or obtained on terms materially adverse to the Buyer or Seller and, if Buyer or Seller chooses to appeal at its sole option, all final appeals shall have been exhausted;

            (e)  by the Buyer, if the Seller shall have
breached any of its obligations hereunder which denies the affected Buyer the material benefits intended by the transactions contemplated herein; or

            (f)  by the Seller, if the Buyer shall have
breached any of its obligations hereunder which denies the Seller the intended benefit of the transaction contemplated herein.

            In the event of a termination due to (a),
(b), (c), (d) or (e) then there shall be no liability
between any of the Parties, except for Seller's
obligation to return the Earnest Money and interest
thereon to the Buyer which shall be Buyer's sole
remedy.  In the event of a termination due to (e),
the Seller shall return the Earnest Money in the
amount of Seven Hundred Thirty Thousand Four Hundred
Thirty-five Dollars  ($730,435.00) and interest earned
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
26 - ASSET PURCHASE AGREEMENT
thereon to Buyer In the event of a termination due to (f), the Buyer shall forfeit to the Seller its Earnest Money and interest thereon, as a termination fee, which shall be Seller's sole remedy.

            If either the Buyer or the Seller shall
decide to terminate this Agreement pursuant to this
Section 12, such Party shall promptly give written notice to the other of such decision. In the event of a termination pursuant to this Section 12, the Parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than pursuant to this Section and Sections 15, 16 and 23 hereof) with respect to the matters contemplated by this Agreement, other than for Buyer or Seller's damages, if any, damages to the extent arising from a prior breach of this Agreement.

13. AMENDMENT AND WAIVERS.
    _____________________

    13.1  AMENDMENTS, MODIFICATIONS, ETC. This
          ______________________________
Agreement may be amended, modified or supplemented only by an instrument in writing executed and delivered on behalf of each of the Parties hereto, which instrument when so executed and delivered shall thereupon become a part of this Agreement and the provisions thereof shall be given effect as if contained in this Agreement as of the date hereof.

    13.2   WAIVERS.  The representations, warranties,
           _______
covenants or conditions set forth in this Agreement may be waived only by a written instrument executed by the Party so waiving. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by any Party of any condition, or breach of any term, covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other condition or of the breach of any other term, covenant, agreement, representation or warranty contained in this Agreement.

14. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.
    _____________________________________________________
All representations, warranties and covenants of the Parties hereto contained in this Agreement or made pursuant hereto shall terminate upon the Closing, and no action or claim may be brought thereafter on the basis of such representations, warranties and covenants, with the exception of the covenants contained in Sections 3.2, 3.3, 3.4, 5.5, 5.17, 5.18, 8, 9.2, 9.10, 15, 16 and 23, which continue for five (5) years and any representations, warranties or covenants contained in any documents transferring the Assets and any covenants contained in Sections 1.3, 7.7, 7.4, 7.6, 9.5, 9.7, 9.9, 9.11, 13, 14,
16-25, which shall survive until such have been performed.

15. INDEMNIFICATION.
    _______________

    15.1  INDEMNIFICATION BY THE BUYER.  Subject to the
          ____________________________
terms and conditions of this Section 15, the Buyer hereby
agrees to indemnify and save harmless the Seller and their
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
27 - ASSET PURCHASE AGREEMENT
respective affiliates, officials (elected and appointed), directors, officers and employees ("Seller's Indemnified
Parties") from, against, for and in respect of any and all liabilities and obligations, whether absolute, accrued, contingent or otherwise and whether a contractual, statutory, tax or any other type of liability or obligation (including, without limitation, all reasonable costs and expenses, including reasonable attorneys' fees, interest and penalties), suffered, sustained, incurred or required to be paid by any of the Seller's Indemnified
Parties and arising from: (1) any of the representations and warranties, liabilities or obligations of Buyer described herein; (2) any act or omission by Buyer related to Assets occurring on or after the Closing Date; or (3) the Buyer's use or conduct of the Assets respectively on or after the Closing Date unless such liability or obligation arises from Assets or liabilities not expressly assumed by the Buyer hereunder.

    15.2  INDEMNIFICATION BY THE SELLER.  Subject to the
          _____________________________
terms and conditions of this Section 15, the Seller hereby agrees to indemnify and save harmless the Buyer after the Closing Date, and its respective affiliates, directors, officers and employees (the "Buyer's Indemnified Parties") from, against, for and in respect of any and all liabilities and obligations, whether absolute, accrued, contingent or otherwise and whether a contractual, statutory, tax or any other type of liability or obligation (including, without limitation, all reasonable costs and expenses, including reasonable attorneys' fees, interest and penalties), suffered, sustained incurred or required to be paid by any of the Buyer's Indemnified Parties and arising from:
(1) any of the representations and warranties, liabilities or obligations of Seller described herein; (2) any act or omission by Seller related to Assets occurring prior to the Closing Date and not expressly assumed by Buyer herein; or (3) the Seller's use or conduct of the Assets respectively before the Closing Date.

    15.3  PROCEDURE FOR INDEMNIFICATION WITH RESPECT
          __________________________________________
TO THIRD-PARTY CLAIMS.  The liabilities and
_____________________
obligations of the Party hereto against which indemnification is sought hereunder (the "Indemnifying
Party") with respect to claims resulting from the assertion of liability or obligation by third parties shall be subject to the following terms and conditions:

          (a)  Any Seller's Indemnified Party or
Buyer's Indemnified Party (collectively, the
"Indemnified Parties") seeking indemnification hereunder agrees to give prompt written notice to the Indemnifying Party of any claim by a third party which might give rise to a claim based on the indemnity agreements contained in Section 15 hereof, stating the nature and basis of said claim and the amount thereof, to the extent known.
The Indemnifying Party shall satisfy its obligation to indemnify the Indemnified Party under this Section within thirty (30) days after receipt of the foregoing notice unless the Indemnifying Party shall have elected to defend in good faith such claim as provided in subsection (b) hereof.

          (b)  In the event the Indemnified
Party shall notify the Indemnifying Party of any
claim pursuant to subsection (a) hereof, the
Indemnifying Party shall have the right to elect
to defend such claim (including all actions, suits,
proceedings and all proceedings on appeal or
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
28 - ASSET PURCHASE AGREEMENT
for review which counsel deem appropriate), with counsel reasonably satisfactory to the Indemnified
Party by written notice to the Indemnified Party within 30 days after receipt of such notice. The
Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants all books and records of the Indemnified Party relating to such proceedings or litigation, and the Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

          (c)  So long as the Indemnifying Party is
defending in good faith any such claim, the Indemnified
Party shall not compromise or settle such claim, without the written consent of the Indemnifying Party.

    15.4  MUTUAL INDEMNIFICATION.  The Buyer and the Seller
          ______________________
hereby agree that if either the Buyer or the Seller takes any action opposing approval of the transactions contemplated by this Agreement, either in a regulatory proceeding relating to a consent required hereunder or litigation arising therefrom, the Party hereto taking such action will indemnify the other Party hereto for all costs and expenses, including reasonable attorneys' fees, incurred by such Party in connection with the transactions contemplated by this Agreement, including all costs and expenses arising from such regulatory proceeding or litigation.

    15.5  HAZARDOUS SUBSTANCES INDEMNIFICATION.  Under
          ____________________________________
Section 5.17 of this Agreement, Seller makes representations and warranties to Buyer concerning the compliance of the Assets with Environmental Laws and the freedom of the Assets from Hazardous Substances.
This Section 15.5 shall specifically govern the Parties obligations for indemnification concerning Hazardous Substances and Environmental
Laws. The procedures set forth in Section 15.3 will be applicable to indemnification sought under this Section 15.5.

          With respect to Assets acquired by Buyer hereunder,
other than real property acquired from Seller in fee
simple, subject to the terms and conditions of this
Section 15, Buyer hereby agrees to indemnify and save
harmless, the Seller and the Seller's Indemnified
Parties from, against, for and in respect of
any and all liabilities and obligations, whether
absolute, accrued, contingent or otherwise and whether
contractual, statutory, tax or any other type of
liability or obligation (including, without
limitation, all reasonable costs and expenses,
including reasonable attorneys fees, interest and
penalties), suffered, sustained, incurred or
required to be paid by any of the Seller's Indemnified
Parties relating to Hazardous Substances or
breach of Environmental Laws arising from the Buyer's
use or conduct of these Assets on or after the Closing
Date.  With respect to Assets acquired by Buyer
hereunder, other than real property acquired from
Seller in fee simple, Seller hereby agrees to
indemnify and save harmless, Buyer and Buyer's
Indemnified Parties against all of the foregoing
arising from Seller's use or conduct of these
Assets before the Closing Date.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
29 - ASSET PURCHASE AGREEMENT

          With respect to the real property acquired by Buyer from Seller in fee simple, subject to the terms and conditions of this Section 15, Buyer hereby agrees to indemnify and save harmless the Seller as set forth in the immediately preceding paragraph, except that the indemnification for Hazardous
Substances and violation of Environmental Laws shall apply to any liabilities and obligations, whether they arise from Buyer's or Seller's use or conduct of these Assets at any time.

    15.6  LIMITATION ON INDEMNIFICATION.  Notwithstanding
          _____________________________
any other provision of this Agreement, Buyer and Seller shall not be entitled to make a claim under this Section
15 and/or Section 3.4 until the aggregate amount of costs and expense for the indemnifiable matter incurred exceeds $25,000 per claim. Seller further agrees that when the aggregate of Buyer's $25,000 claim(s) payments exceeds $250,000, Seller shall fully indemnify, defend and hold Buyer harmless for all amounts over $250,000.

16. EXPENSES.  The Buyer and Seller shall pay its own
    ________
expenses arising out of or incidental to this Agreement, whether or not such transactions are consummated, including, without limitation, all reasonable out-of-pocket expenses in relation to the transactions contemplated by this Agreement, including, but not limited to, costs for legal, financial and other advisors relating to solicitation of bids, contract negotiations, regulatory approval and any litigation relating to or arising out of the transactions contemplated by this Agreement.

17. ASSIGNMENT.  This Agreement may not be assigned
    __________
by any Party hereto without the prior written consent of the other Party, except that the Buyer may assign its rights and delegate its obligations hereunder to one or more direct or indirect wholly owned subsidiaries of the Buyer, provided that no such assignment or delegation shall relieve the Buyer of its obligations hereunder, and provided further, that in the event of any such assignment or delegation, the representations, warranties, covenants and agreements of the Buyer hereunder shall be deemed, unless the context requires otherwise, to be the representations, warranties, covenants and agreements of both the Buyer and such subsidiary or subsidiaries. Subject to the foregoing, this Agreement shall bind and inure to the benefit only of the Parties hereto and their respective permitted successors and assigns.

18. ENTIRE AGREEMENT.  This Agreement, together with
    ________________
the Attachments, Schedules and Exhibits hereto and the other documents and instruments referred to herein, sets forth the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

19. THIRD-PARTY BENEFICIARIES.  Nothing in this
    _________________________
Agreement is intended or shall be construed to
give any person any legal or equitable right,
remedy or claim under or in respect of this
Agreement or any provision contained herein,
other than the Parties hereto.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
30 - ASSET PURCHASE AGREEMENT

20. COUNTERPARTS.  This Agreement may be executed
    ____________
in any number of counterparts, all of which together shall be considered to constitute one instrument.

21. SECTION HEADINGS.  All section headings are
    ________________
inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

22. APPLICABLE LAW.  This Agreement shall be
    ______________
governed by and construed in accordance with the laws of the State of Alaska.

23. CONFIDENTIAL INFORMATION.  Each Party to
    ________________________
this Agreement agrees and covenants with the other
Parties to this Agreement that it shall use, and shall cause its Representatives (as hereinafter defined in this Section 23) to use, all Proprietary Information (as hereinafter defined in this Section 23) relating to the other Party, acquired by any of them in the course of negotiations with or examination of the other
Party in connection with the transactions contemplated by this Agreement and shall cause all Proprietary Information obtained by them in the course of such negotiations and examinations to be treated as confidential.

    If either the Buyer or the Seller shall
terminate this Agreement pursuant to Section 12 hereof, each Party shall cause to be delivered to the other (or, in the case of the summaries and work papers hereinafter referred to, destroyed) all written and other tangible
Proprietary Information obtained by it,
including without limitation, all copies and summaries thereof and all work papers based thereon and containing such Proprietary
Information, whether so obtained before or after the execution of this Agreement, and each Party agrees that it shall not itself, and shall cause its Representatives not to, use or disclose, directly or indirectly, any Proprietary Information so obtained, and that it shall have, and shall cause its Representatives to have, all Proprietary Information kept confidential and not be used in any way which is detrimental to the other Party or Seller.

    Notwithstanding anything in this Section 23
to the contrary, either Party may use and
disclose any Proprietary Information which
(a) is already in its possession, provided that
such information is not known by the Party using
or disclosing such information (the
"Disclosing Party") to be subject to a
confidentiality agreement with or other obligation
of secrecy to the Party not using or
disclosing such information (the "Non-Disclosing
Party") in violation of this Section 23, (b)
becomes generally available to the public other
than as a result of a disclosure by the Disclosing
Party, (c) becomes available to the Disclosing
Party on a non-confidential basis from a source
other than the Non-Disclosing Party or any persons
affiliated in any capacity with the Non-Disclosing
Party, provided that such source is not known by
the Disclosing Party to be bound by a
confidentiality agreement with or other
obligation of secrecy to the Non-Disclosing Party
or another Party; (d) required to be disclosed
in order to seek any consent or approval required
herein; or (e) required by law to be disclosed.
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
31 - ASSET PURCHASE AGREEMENT

    Except as otherwise provided herein, no
representation or warranty is made as to the accuracy or completeness of the Proprietary
Information.

    Neither Party to this Agreement nor any of its respective Representatives shall have any liability to the other Party to this Agreement or any of its respective Representatives arising from the use of the Proprietary
Information in accordance with this Agreement.

    Without prejudice to the rights and remedies otherwise available to any Party to this Agreement, each Party to this Agreement shall be entitled to equitable relief by way of injunction if the other Party to this Agreement or any of its Representatives shall breach or threaten to breach any of the provisions of this Section 23. In addition, each Party to this Agreement agrees to indemnify and hold harmless the other Parties to this Agreement from and against any claims from third parties arising as a result of the Party's violation of this Section 23.

    For the purposes of this Section 23, with respect to any person, the term "Representative" shall mean such person's affiliates (as defined in the Rules and Regulations promulgated under the Securities Act of 1933, as amended), and the directors, officials (elected and appointed), officers, employees, agents and other representatives of such person and such person's affiliates.

    For the purposes of this Section 23, the term
"Proprietary Information" shall mean collectively all discussions and negotiations and that written information marked "Confidential" or "Proprietary" or the like which the Seller has been, are and will be providing to the Buyer and its Representatives with respect to the transactions contemplated by this Agreement and all such information which the Buyer has been, is and will be providing to the Seller and its Representatives with respect to the transactions contemplated by this Agreement.

24. NOTICES.  Any notice given under this Agreement
    _______
shall be in writing and shall be delivered personally, transmitted by first-class mail or facsimile. The address for service of each Party shall be its principal place of business as identified herein or such other address as has been previously notified to the other
Parties in writing and served on all Parties:

  Pacific Telecom, Inc.
  805 Broadway
  Vancouver, WA  98660

  ATTN: Chief Financial Officer and Executive Vice President
  and Vice President of Regulatory and Legal Affairs
  Facsimile (360) 905-5953
_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
32 - ASSET PURCHASE AGREEMENT

  City of Fairbanks
  800 Cushman Street
  Fairbanks, AK 99701

  ATTN: Mayor

  with a copy to:

  Office of the City Attorney
  800 Cushman Street
  Fairbanks, AK 99701

All notices shall be deemed to be effective upon the time of delivery, if personally delivered or at the time of automatic acknowledgement of receipt, if transmitted by facsimile.

25.  FURTHER ASSURANCES  From time to time as and
     __________________
when requested by one of the Parties, the other
Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments a may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed as of the date first above written.




CITY OF FAIRBANKS     PTI COMMUNICATIONS OF ALASKA, INC.


By: JAMES C. HAYES    By:    CHARLES E. ROBINSON
   ________________      ____________________________

Title:   Mayor        Title: Chairman, President & Chief
      _____________         __________________________
                              Executive Officer

_________________________________________________________
PTI COMMUNICATIONS OF ALASKA, INC.
33 - ASSET PURCHASE AGREEMENT